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                                                                      EXHIBIT 23

                    CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Genesis Health Ventures, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-80665), on Form S-8 of Genesis Health Ventures, Inc. as amended, of our report dated June 25, 2001 relating to statements of net assets available for plan benefits of the Genesis Health Venture, Inc. Retirement Plan (the Plan) as of December 31, 2000 and 1999 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2000 and related schedule, which report appears in the Plan's Annual Report on Form 11-K for the year 2000.


                                               /s/ KPMG LLP


Philadelphia, Pennsylvania
June 28, 2001